AGREEMENT AND PLAN OF
REORGANIZATION

      This Agreement and Plan of Reorganization
(the "Agreement") is made as of October 26, 2007, by and between Natixis Value Fund (the "Acquired
Fund"), a series of Natixis Funds Trust I, a
Massachusetts business trust (the "Trust"), and Loomis Sayles Value Fund (the "Acquiring Fund"), a series of Loomis Sayles Funds II, a Massachusetts business trust (the "Loomis Trust").

PLAN OF REORGANIZATION

	(a)	The Acquired Fund shall sell, assign,
convey, transfer and deliver to the Acquiring Fund
on the Exchange Date (as defined in Section 6) all
of its properties and assets, subject to liabilities.  In
consideration therefor, the Acquiring Fund shall, on
the Exchange Date, assume all of the liabilities of
the Acquired Fund existing at the Valuation Time
(as defined in Section 3(c)) and deliver to the
Acquired Fund a number of full and fractional Class
A, Class B, Class C and Class Y shares of beneficial
interest of the Acquiring Fund (the "Merger
Shares") having for each such class an aggregate net
asset value equal to the value of the assets of the
Acquired Fund attributable to such class transferred
to the Acquiring Fund on such date less the value of
the liabilities of the Acquired Fund attributable to
such class assumed by the Acquiring Fund on that
date.  It is intended that the reorganization described
in this Agreement shall be a reorganization within
the meaning of Section 368 of the Internal Revenue
Code of 1986, as amended and in effect from time to
time (the "Code").
	(b)	Upon consummation of the
transactions described in paragraph (a) of this Plan
of Reorganization, the Acquired Fund shall
distribute the Merger Shares in complete liquidation
to its shareholders of record as of the Exchange
Date, each shareholder being entitled to receive that
proportion of Merger Shares of each class
(consisting in the case of each shareholder of
Merger Shares of the same designated class as the
shares of the Acquired Fund which that shareholder
holds) which the number of shares of that class of
the Acquired Fund held by such shareholder bears to
the total number of shares of that class of the
Acquired Fund outstanding on such date.
Certificates representing the Merger Shares will not
be issued.  All issued and outstanding shares of the
Acquired Fund will simultaneously be cancelled on
the books of the Acquired Fund.
	(c)	As soon as practicable following the
liquidation of the Acquired Fund as aforesaid, the Acquired Fund shall be dissolved pursuant to the provisions of the Agreement and Declaration of Trust of the Trust, as amended, and applicable law, and its legal existence terminated. Any reporting responsibility of the Acquired Fund is and shall remain the responsibility of the Acquired Fund up to and including the Exchange Date and, if applicable, such later date on which the Acquired Fund is dissolved.
Exhibit 77Q1(g)